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                                                                    May 15, 2000

Board of Directors
Emerging Vision, Inc.
1500 Hempstead Turnpike
East Meadow, New York 11554

         Re: Emerging Vision, Inc. -- Registration Statement on Form S-3

Gentlemen:

         You have requested our opinion in connection with the above-captioned Registration Statement on Form S-3 (the "Registration Statement") to be filed by Emerging Vision, Inc., a New York corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"). The Registration Statement relates to the issuance by the Company of an aggregate of 6,542,710 shares of its Common Stock, par value $.01 per share (the "Common Stock"), consisting of the following: (i) 3,355,140 shares (the "Private Placement Shares") issued upon the conversion of the Company's Series B Convertible Preferred Stock, par value $.01 per share ("Series B Preferred Stock"), in April 2000 that were sold as part of a private placement completed by the Company in March 2000, (ii) 1,677,570 shares (the "Private Placement Warrant Shares") issuable upon the exercise of warrants ("Private Placement Warrants") also sold as part of the private placement, (iii) 500,000 shares ("Placement Agent Warrant Shares") issuable upon exercise of warrants (the "Placement Agent Warrants") issued to the placement agents and/or their designees in partial consideration of the services which they rendered in connection with the private placement and (iv) an aggregate of 1,010,000 shares issued to two consulting firms which are performing certain services on behalf of the Company (the "Consulting Shares").

         We have examined such records and documents and have made such examination of law as we considered necessary to form a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

         Based upon such examination, it is our opinion that when there has been compliance with the Act and applicable state securities laws that:



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         1.       The Private Placement Shares and the Consulting Shares have been validly issued, and are fully paid and non-assessable;
                  and

         2. The Private Placement Warrant Shares, when issued and delivered in accordance with the terms of the Private Placement Warrants, and the Placement Agent Warrants Shares, when issued in accordance with the terms of the Placement Agent Warrants, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to this Registration Statement and to the reference to our Firm under the caption "Legal Matters" in this Registration Statement.

                                                 Very truly yours,

                                                 /s/ CAMHY KARLINSKY & STEIN LLP

                                                 CAMHY KARLINSKY & STEIN LLP